As filed with the Securities and Exchange Commission on July 11, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVENTIV HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	522181734
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
inVentiv Health Inc. Vantage Court North 200 Cottontail Lane Somerset, NJ	08873
(Address of Principal Executive Offices)	(Zip Code)

inVentiv Health, Inc. 2006 Long-Term Incentive Plan
(Full Title of the Plan)

Eran Broshy
Chairman and Chief Executive Officer
inVentiv Health Inc.
Vantage Court North
200 Cottontail Lane
Somerset, NJ 08873
Phone: (800) 416-0555
(Name and Address of Agent for Service)

(800) 416-0555
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kenneth G. Alberstadt, Esq.
Akerman Senterfitt LLP
335 Madison Avenue, Suite 2600
New York, New York 10017
(212) 880-3800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	2,659,019	100%	$76,965,304.96 (1) (2)	$8,235.29

(1) Calculated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices per share of the Registrant's common stock reported on the NASDAQ National Market on July 3, 2006.
(2) Also registered hereby are such additional and indeterminate number of shares of Common Stock as may become issuable because of the provisions of the 2006 Long-Term Incentive Plan (the “Plan”) relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8. This information will be sent or given to all persons who participate in the Plan as specified by Rule 428(b)(1) of the Securities Act. This information and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement , other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

3)	The Registrant’s Proxy Statement dated May 17, 2006 for the Registrant’s Annual Meeting of Shareholders held on June 14, 2006;

4)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 8, March 6, April 6 and May 9, 2006; and

5)
The Registrant’s description of its common stock contained in its Registration Statement on Form 10, as amended, as filed with the Commission on September 22, 1999, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145. The Registrant maintains insurance from commercial carriers against certain liabilities that may be incurred by its directors and officers.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant shall indemnify any director or officer made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or a subsidiary or operating division thereof, or is or was an employee or agent of the Registrant, or is or was serving at the specific request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Registrant may not, however, extend such indemnification to a director or officer in connection with a proceeding by the Registrant or in its right in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, the Bylaws obligate the Registrant to indemnify an officer or director who was successful on the merits or otherwise, in the defense of any proceeding or the defense of any claim, issue or matter in the proceeding to which the officer or director was a party because he or she is or was one of the Registrant’s directors or officers against reasonable expenses that he or she incurred in connection with the proceeding or claim with respect to which he or she was successful. The Bylaws also permit the Registrant to pay for or reimburse the reasonable expenses incurred by an officer or director who is party to a proceeding in advance of final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant. The Bylaws also provide that any indemnification or advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled by law, agreements, vote of stockholders or disinterested directors or otherwise.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide a contractual right to indemnification generally in accordance with Section 145 and the Bylaws and set forth procedures for seeking indemnification and advancement of expenses. In addition, the Registrant is a party to an employment agreement with its chief executive officer providing for the indemnification of such person by reason of any act or omission to act in connection with the performance of his duties thereunder to the full extent permitted by applicable law.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation limits the liability of directors of inVentiv for damages in derivative and third party lawsuits for breach of a director's fiduciary duty except for liability: for any breach of the director's duty of loyalty to inVentiv or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or for any transaction for which the director derived improper personal benefit.

The limitation of liability applies only to monetary damages and, presumably, would not affect the availability of equitable remedies such as injunction or rescission. The limitation of liability applies only to the acts or omission of directors as directors and does not apply to any such act or omission as an officer of inVentiv or to any liabilities imposed under federal securities law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.2	inVentiv Health, Inc. 2006 Long-Term Incentive Plan.
5.1	Opinion of Akerman Senterfitt LLP.
23.1	Consent of Akerman Senterfitt LLP (Included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment ` to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offfered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, inVentiv Health, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on July 10, 2006.

INVENTIV HEALTH, INC.

                             By  /s/ Eran Broshy
                      Name:  Eran Broshy
                         Title:  Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eran Broshy his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ Eran Broshy Eran Broshy	Chairman and Chief Executive Officer (Principal Executive Officer)	July 10, 2006
/s/ John Emery John Emery	Chief Financial Officer (Principal Financial and Accounting Officer)	July 10, 2006
/s/ Terrell Herring Terrell Herring	Director	July 10, 2006
/s/ R. Blane Walter R. Blane Walter	Director	July 10, 2006
/s/ A. Clayton Perfall A. Clayton Perfall	Director	July 10, 2006
/s/ Don Conklin Don Conklin	Director	July 10, 2006
/s/ John Harris John Harris	Director	July 10, 2006
/s/ Per G.H. Lofberg Per G.H. Lofberg	Director	July 10, 2006
/s/ Mark Jennings Mark Jennings	Director	July 10, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.2	inVentiv Health, Inc. 2006 Long-Term Incentive Plan.
5.1	Opinion of Akerman Senterfitt LLP.
23.1	Consent of Akerman Senterfitt LLP (Included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).